Exhibit 99.1

DIGITAL MEDIA STARTUP THEMAVEN NETWORK INC. SECURES MORE THAN TWO
DOZEN PARTNER AGREEMENTS IN ARRAY OF MEDIA CATEGORIES

SEATTLE--(January 30, 2017 / BUSINESS WIRE)-- theMaven Network Inc. (OTC Pink: MVEN), announced today that the Seattle-based digital media startup has signed agreements with more than two dozen “Founding Channel Partners” to join its network of journalists, causes and independent media channels. The network is targeted to launch later this quarter. Initial channels cover categories such as finance, politics, social issues, automotive, family, lifestyle, food and photography. Over the next several weeks, theMaven will announce details of these channel partner agreements, and ongoing signings of new channel partners. theMaven anticipates greatly expanding the number of partners and topic coverage areas over the coming quarters.

CEO James Heckman and fellow co-founders presented theMaven’s new network platform and vision at its first partner conference last month in Dallas and most of those founding partners will be testing and operating the new platform within a few weeks.

About theMaven:

theMaven is an expert-driven, group media network. The closed-network platform provides value to hand-picked, professional, independent publishers by providing broader distribution, greater engagement for their content with innovative community tools, improved monetization through efficient advertising partnerships and membership programs, and tools to better manage audience and growth. theMaven’s executive team includes senior executives and veteran engineers from Google, Microsoft, Amazon, News Corp, Yahoo!, Rivals.com, Scout, thePlatform and the NFL, including digital media pioneers, James Heckman and Ross Levinsohn, as well as technology innovators Bill Sornsin and Ben Joldersma.

For more information, visit themaven.net. (OTC Pink: MVEN)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered to be "forward looking statements." Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include: our ability to launch our group media network; our ability to expand the number of media channel partners; obtaining sufficient user traffic; managing our growth and our ability to address the risks that a new enterprise may encounter from time to time; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash use and raise additional funds when necessary; our ability to address regulatory and market developments that affect our operations and generating usage; and competition. These and additional risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These documents may be read free of charge on the SEC's web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Information contained on our website is not considered to be a part of, nor incorporated by reference into, this press release or any filing made by the Company with the Securities and Exchange Commission.

theMaven Media Contact

Gretchen Bakamis 206-715-6660

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